Exhibit 10.1

Change In Control Policy

Scope

This policy is designed to cover a limited number of QAD Inc. (Company) individuals whose positions and titles are defined as Company President, Chief Executive Officer, Chief Financial Officer, and Executive Vice President and such Vice Presidents and other individuals as are specifically approved by the Compensation Committee of the Board (Compensation Committee) as eligible for inclusion under this policy (Executives).  Only those Executives who are specifically selected by the Compensation Committee shall be eligible for benefits under this policy.

All Change in Control Agreements will follow the conditions set forth in this Policy, except for terms and conditions in individually negotiated, written agreements as approved by the Board.

Purpose

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Company’s Executives, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  Therefore, this Policy is intended to provide a structured and predefined approach to the treatment of a limited number of Executives in connection with a “Change in Control”.

It is imperative to diminish the inevitable distraction of certain Executives by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control, to encourage the Executives’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the Executives with compensation arrangements upon a Change in Control which are competitive with those of other corporations.

Key Objectives

•	Retain Top Executive Management through a period of uncertainty
•	Enhance the value of the entity to a prospective buyer
•	Preserve the neutrality of the Executive Management team in negotiating and executing the transition
•	Keep the Executive Management team focused on the business rather than on their personal financial security
•	Bridge the unemployment gap

Requirements

Benefits become payable to an Executive after both a Change in Control during the term of an Executive’s Change in Control Agreement and the Executive’s employment with the Company is terminated within an eighteen (18) month period following the Change in Control either involuntarily by the Company without Cause or by the Executive as a result of a “Change in Status” (defined below) (such events referred to together as a "Double Trigger").

Certain Equity Compensation (as defined below) acceleration benefits become payable to an Executive that remains employed with the Company after a Change in Control during the term of an Executive’s Change in Control Agreement.

No benefits shall be payable under this Policy and the provisions of this Policy shall be of no force or effect unless (1) the Executive has a signed Change in Control Agreement, (2) there shall have been a Change in Control, and (3) during the eighteen (18) month term directly following the Change in Control the Executive’s employment with the Company is terminated either involuntarily by the Company without Cause or by the Executive as a result of a “Change in Status” (defined below).  For all purposes under this Policy, references to “termination of employment,” “employment terminates” and similar terms shall mean “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder.

Definitions:

“Change in Control”:

Shall mean the first occurrence of any of the following events:

•
Any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or persons acting as a group, other than Pamela M. Lopker and Karl F. Lopker as joint holders, or either of them (the “Lopkers”) or a living trust for their benefit over which they maintain control of the assets of the trust and the voting rights for shares in the trust, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities.

•
A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company; or such surviving entity outstanding immediately after such merger or consolidation; or

•
The sale or other disposition by the Company of all, or substantially all, of the Company’s assets, other than a transfer to (i) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or persons acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power represented by the Company’s then outstanding voting securities, or (iv) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

Each of the foregoing events is intended to qualify as a change in ownership or effective control for purposes of Section 409A(a)(2)(A)(v) of the Code, and this Policy shall be interpreted accordingly.

“Change in Status”

Shall mean and exist upon the occurrence, within an eighteen (18) month period following a Change in Control, of any of the following events regarding the Executive’s duties, compensation, principal place of work, or employment status:

•
The Executive is assigned any duties which are wholly and clearly inconsistent with the position and status of an executive of the Company, or a substantial alteration in the nature, status or prestige of Executive’s official position resulting in a decrease in authority or responsibilities from those in effect immediately prior to a Change in Control;

•
The Executive’s Base Monthly Salary is decreased by the Company, or the Executive’s benefits or opportunities under any employee benefit or incentive plan or program of the Company is or are materially reduced other than in connection with a reduction in salary or benefits generally applicable to all employees of the Company;

•	The Executive’s principal office location is relocated to a location more than twenty-five (25) miles from the Executive’s then present location without the Executive’s written consent;
•	The Company fails to pay the Executive any deferred payments under any bonus or incentive plans in a timely manner;
•	The Company fails to reimburse the Executive for business expenses in accordance with the Company’s policies, procedures or practices;
•
The Company fails to agree to or actually indemnify the Executive for the Executive’s actions and/or inactions, as either a director or officer of the Company, to the fullest extent permitted by Delaware law, and the Company fails to maintain reasonable levels of directors and officers liability insurance coverage for the Executive when such insurance is available;

•
The Company fails to obtain a written agreement from any successor or assign of the Company to assume and perform Executive’s employment agreement as then in effect and the Change in Control Agreement; or

•	The Company purports to terminate the Executive’s employment for Cause and such purported termination of employment is not effected in accordance with this Policy.

“Agreement”

Shall mean a formal document approved by QAD’s officer in charge of legal matters.  The Agreement shall be approved and signed by a designated member of the Compensation Committee and the Executive to which the Agreement pertains.

Termination for “Cause”

“Cause” shall mean (a) the Executive is convicted of a felony involving property of the Company, or (b) the Executive, in carrying out the Executive’s duties under any and all Company policies, is guilty of willful refusal to perform, or willful neglect of, the Executive’s duties.  In the event that Executive’s employment with the Company is terminated for Cause after a Change in Control and during the term of an Agreement, Executive shall receive Executive’s full base salary as earned through the Date of Termination at the rate in effect at the time Notice of Termination is given.  Following payment of the salary amount, the Company shall have no further obligations to Executive.

Three (3) Tiered Benefits Structure for Change in Control

Change in Control Benefits shall mean a lump sum payment, for the compensation base, average annual bonus and benefit replacement calculations as described below, delivered to the Executive within 30 days after the Double Trigger has been satisfied.

•	Compensation Base is defined as an Executive’s highest fiscal year based salary in effect within two years prior to the Change in Control
•	Average Annual Bonus is defined as an Executive’s average annual bonus for the two full fiscal years immediately preceding the Change in Control
•	Vesting of any equity compensation granted under the QAD Inc. 2006 Stock Incentive Program ("Equity Compensation") to commence at time of termination of Executive’s employment
•	Payment to compensate for employee benefits being received at time of termination of Executive’s employment

Tier #1 Benefits Structure:

•	Participation: Included in this Tier are the following Company Executives

1.	Chief Executive Officer
2.	President
3.	Chief Financial Officer

•	Benefits:

•	Eighteen (18) months of compensation base
•	One and one-half (1 1/2) multiple of average annual bonus
•	Vesting of all Equity Compensation
•	Eighteen (18) months benefit replacement payment

Tier #2 Benefits Structure:

•	Participation: Included in this Tier, Executives with Position Title of Executive Vice President, and other members of the Company’s Executive Committee by prior approval of the Compensation Committee

•	Benefits:

●	Twelve (12) months of compensation base
●	One (1) multiple of average annual bonus
●	Vesting of all Equity Compensation
●	Twelve (12) months benefit replacement payment

Tier #3 Benefits Structure:

•	Participation:	Included in this Tier are Executives with titles of Vice President by prior approval of the Compensation Committee and other individuals by prior approval of the Compensation Committee

•	Benefits:

●	Six (6) months of compensation base
●	One (1) multiple of average annual bonus
●	Vesting of all Equity Compensation
●	Six (6) months benefit replacement payment

Compliance with Section 409A

•
Payment to Specified Employee:  If a payment obligation under the Agreement is made to an Executive upon his or her separation from service while he or she is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1) after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12 that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 30 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 30 days after the appointment of the personal representative or executor of the Executive’s estate following his death.  During the 6-month delay period, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of Executive’s separation from service.  Accordingly, subject to the requirements of Section 409A of the Code, an Executive may not receive his or her Change in Control Benefits payment until 6 months after separation from service.

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Compliance Intended:  This Policy is intended not to result in the imposition of any tax, interest charge or other assessment, penalty or addition under Section 409A of the Code.  In addition to any specific references to Section 409A of the Code in this Policy, all terms and conditions of this Policy are intended, and shall be interpreted and applied to the greatest extent possible in such manner as may be necessary, to comply with the provisions of Section 409A of the Code and any rules, regulations or other regulatory guidance issued under Section 409A of the Code.  However, the Company does not guarantee any particular tax effect to Executive.  The Company shall not be liable to Executive for any payment made under this Agreement that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

Right to Terminate Employment

Nothing in this Policy shall confer upon Executive any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge Executive at any time for any reason whatsoever with or without cause.